                                                                    EXHIBIT 10.7

                                     ANNEX X

                                       to

                RECEIVABLES PURCHASE AND CONTRIBUTION AGREEMENT,


                  RECEIVABLES SALE AND CONTRIBUTION AGREEMENT,

                                       and

                  RECEIVABLES PURCHASE AND SERVICING AGREEMENT

                                each dated as of

                                December 10, 2001




                         Definitions and Interpretation

         SECTION 1. Definitions and Conventions. Capitalized terms used in the Contribution Agreement, Sale Agreement and the Purchase Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

Accession Agreement: An Accession Agreement substantially in the form of Exhibit A to the Collateral Agent Agreement.

Accounting Changes: With respect to any Person, (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (ii) changes in accounting principles concurred in by such Person's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.

Accounts: The Collection Account, the Lockbox Accounts and the Retention Account, collectively.

Accrued Monthly Yield: As of any date of determination within or with respect to a Settlement Period, the sum of the Daily Yields for each day from and including the first day of the Settlement Period through and including such date.

Accrued Servicing Fee: As of any date of determination within or with respect to a Settlement Period, the sum of the Servicing Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

Accrued Unused Facility Fee: As of any date of determination within a Settlement Period, the sum of the Unused Facility Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

Additional Amounts: Any amounts payable to any Affected Party under Sections 2.9 or 2.10 of the Purchase Agreement.

Additional Costs: As defined in Section 2.9(b) of the Purchase Agreement.

Administrative Agent: GE Capital, in its capacity as administrative agent for the Purchasers under the Purchase Agreement.

Administrative Services Agreement: That certain Administrative Services Agreement dated as of March 7, 2000, between Redwood and the Operating Agent.

Adverse Claim: Any claim of ownership or any Lien, other than any ownership interest or Lien created under the Contribution Agreement, the Sale Agreement, the Purchase Agreement or the Collateral Agent Agreement.

ADVP Management: ADVP Management L.P., a Delaware limited partnership.

AFC: Advance Funding Corporation, a Delaware corporation.

FC Indemnified Person: As defined in Section 5.1 of the Sale Agreement.

Affected Party: Each of the following Persons: the Conduit Purchaser, the Committed Purchaser, the Liquidity Agent, each Liquidity Lender, the Administrative Agent, the Operating Agent, the Letter of Credit Agent, each Letter of Credit Provider, the Collateral Agent, the Depositary and each Affiliate of the foregoing Persons.

Affiliate: With respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person, or (iii) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

Appendices: With respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

Applicable Purchaser: (i) prior to the occurrence of a Committed Purchaser Funding Event, the Conduit Purchaser, and (ii) on and after the occurrence of a Committed Purchaser Funding Event, the Committed Purchaser.

Asset Securitization: The transactions contemplated by the Related Documents.

Assignment: As defined in Section 2.1(a) of the Sale Agreement.

Authorized Officer: With respect to any corporation, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer of such corporation specifically authorized in resolutions of the Board of Directors of such corporation to sign agreements, instruments or other documents on behalf of such corporation in connection with the transactions contemplated by the Contribution Agreement, the Sale Agreement, the Purchase Agreement and the other Related Documents.

Availability: As of any date of determination, the amount equal to the lesser of
(i) (A) the Investment Base multiplied by the Purchase Discount Rate plus (B) the Eligible Accrual Amount, minus (C) the Discount Reserve, and (ii) the Maximum Purchase Limit.

Available LOC Percentage: 7.5%.

Bankruptcy Code: The provisions of Title 11 of the United States Code, 11 U.S.C.ss.ss. 101 et seq.

Billed Amount: With respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

Billing Date: With respect to any Receivable, the date on which the invoice with respect thereto was generated.

Breakage Costs: As defined in Section 2.10 of the Purchase Agreement.

Bringdown Certificate: An Officer's Certificate substantially in the form of
Exhibit 3.1(a)(ii) to the Purchase Agreement.

Business Day: Any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of New York or Texas.

Buyer: Holding, in its capacity as purchaser under the Contribution Agreement.

Buyer Indemnified Person: As defined in Section 5.1 of the Contribution
Agreement.

Capital Investment: As of any date of determination with respect to any Purchaser, the amount equal to (i) the aggregate deposits made by the Purchaser to the Collection Account pursuant to Section 2.4(b)(i) of the Purchase Agreement on or before such date, plus (ii) in the case of the Committed Purchaser only, any amounts advanced by the Committed Purchaser to the Conduit Purchaser under the LAPA in respect of Capital Investment when purchasing the Conduit Purchaser's Purchaser Interests, minus (iii) in the case of the Conduit Purchaser only, any amounts advanced by the Committed Purchasers to the Conduit Purchaser under the LAPA in respect of Capital Investment when purchasing the Conduit Purchaser's Purchaser Interests, minus (iv) the sum of all amounts disbursed to any Purchaser in reduction of Capital Investment pursuant to Sections 6.3, 6.4 or 6.5 of the Purchase Agreement on or before such date.

Capital Investment Available: As of any date of determination, the amount, if any, by which Availability exceeds Capital Investment, in each case as of the end of the immediately preceding day.

Capital Purchase: As defined in Section 2.1 of the Purchase Agreement.

Capital Purchase Request: As defined in Section 2.3(b) of the Purchase
Agreement.

Capitalized Leases: All leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

Change of Control: (a) With respect to any specified Person, any event, transaction or occurrence as a result of which (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital Stock of the such specified Person having the right to vote for the election of directors of the respective entity under ordinary circumstances; or
(ii) during any twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of directors of such specified Person (together with any new directors whose election by such board or whose nomination for election by the shareholders of such specified Person was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of such specified Person then in office; (b) the Parent shall cease to own and control (directly or indirectly) all of the economic and voting rights associated with all of the outstanding capital Stock of the Originator; or (c) the Parent, the Originator, the Buyer or the Seller has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of the assets of such Person.

Client: Any insurance companies, healthcare maintenance organizations, healthcare benefit plans or other Persons for which the Originator provides pharmacy benefit management services.

Client Rebate Reserve: An amount equal to the aggregate outstanding amount as of any date of determination of all accounts payable, other monetary obligations owing by the Originator to any Client with respect to Vendor Rebate Receivables, or any other amounts owed by the Originator to any of its Clients or any accrued amount payable to any of its Clients where any information required by the Vendor as a condition to payment has been submitted to such Vendor, but which amount has not yet been billed; provided that any part of such reserve that is attributable to an identified Client shall not exceed the aggregate amount of the Receivables by such Client to the Originator at such time, to the extent such a determination can be made.

Closing Date: December 10, 2001.

Collateral Agent: GE Capital, in its capacity as collateral agent for the Conduit Purchaser and the Conduit Purchaser Secured Parties pursuant to the Collateral Agent Agreement.

Collateral Agent Agreement: That certain Third Amended and Restated Collateral Agent and Security Agreement dated as of March 7, 2000, among Redwood, the Depositary and GE Capital, in its capacities as (i) the Collateral Agent, (ii) the Operating Agent, (iii) the Liquidity Agent and (iv) the Letter of Credit Agent.

Collection Account: (i) prior to a Committed Purchaser Funding Event, that certain segregated deposit account established by the Conduit Purchaser and maintained with the Depositary designated as "Redwoods Main Collection Account" account number 00386310, ABA No. 021001033, Reference: AdvancePCS, Reference #32921, or such other account established in accordance with the requirements set forth in Section 6.1(b) of the Purchase Agreement, and (ii) following the occurrence of a Committed Purchaser Funding Event, an account established in accordance with Section 3.3(a) of the LAPA.

Collections: With respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

Commercial Paper: Those certain short-term promissory notes issued by the Conduit Purchaser (or, with respect to the Committed Purchaser, by GE Capital), from time to time in the United States of America commercial paper market.

Committed Purchaser: GE Capital, its successors and assigns.

Committed Purchaser Expiry Date: December 9, 2002, but such date shall be automatically extended to a date occurring 364 days after the then-current Committed Purchaser Expiry Date provided that (i) no Termination Event or Incipient Termination Date has occurred and is continuing on such extension date and (ii) in no event shall the Committed Purchaser Expiry Date be so automatically extended beyond the Final Purchase Date.

Committed Purchaser Funding Event: (i) the occurrence of a Redwood Termination Date, but only if both (A) no Termination Event has occurred and is continuing at such time, and (B) the Committed Purchaser Expiry Date has not occurred at such time, or (ii) the occurrence of a Redwood Transfer Date.

Committed Purchaser Daily Yield: For any day, the product of (i) the Committed Purchaser Daily Yield Rate for such day, plus the Daily Margin on such day, plus, if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (ii) the Committed Purchaser's Capital Investment outstanding on such day.

Committed Purchaser Daily Yield Rate: For any day during a Settlement Period,
(i) the weighted average Committed Purchaser Yield Rates applicable to the Committed Purchaser's Capital Investment on such day, weighted by outstanding Capital Investment, divided by (ii) 360.

Committed Purchaser Yield Rate: With respect to any portion of the Committed Purchaser's Capital Investment on any day during a Settlement Period, (i) if and to the extent that such Capital Investment is outstanding for the entire Settlement Period, the LIBOR Rate for such Settlement Period, and (ii) if and to the extent that such Capital Investment is not outstanding for the entire Settlement Period, the Index Rate for such day. Commitment Reduction Notice: As defined in Section 2.2(a) of the Purchase Agreement.

Commitment Termination Notice: As defined in Section 2.2(b) of the Purchase Agreement.

Concentration Discount Amount: With respect to any Obligor and as of any date of determination after giving effect to all Eligible Receivables plus the Eligible Accruals to be transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables plus the Eligible Accruals owing by such Obligor exceeds the product of (i) the Concentration Discount Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables plus the Eligible Accruals on such date.

Concentration Discount Percentage: With respect to any Obligor and as of any date of determination, the percentage set forth below opposite the current rating of such Obligor's senior, unsecured and unguaranteed short-term and long-term indebtedness (and in the event of a split rating, the lower rating shall apply):

                  Long-Term Debt                  Short-Term Debt            Concentration Discount
                  Rating                          Rating                           Percentage
                  --------------                  ---------------            ----------------------
                   AA- and Aa3 or higher          A-1+ and P-1                        15.0%

                   A+ or A and A1 or A2            A-1 and P-1                        10.0%

                   A- or BBB+ and A3 or Baa1       A-2 and P-2                         7.5%

                   BBB or BBB- and Baa2 or Baa3    A-3 and P-3                         5.0%

                   Less than BBB- and less than    Less than A-3 and
                   Baa3                            less than P-3
                   or unrated                      or unrated                          3.0%;

provided, however, the Concentration Discount Percentage for any Special Obligor shall be equal to the Special Obligor Concentration Limit for such Special Obligor; provided, further, that the sum of the Concentration Discount Percentages for all Blue Cross Blue Shields that are members of Blue Cross and Blue Shield Association in the aggregate shall not exceed 35%, it being understood that any Concentration Discount Percentage for any Special Obligor may be changed by the Administrative Agent upon not less than two (2) Business Days' written notice to the Buyer and the Originator so long as the Rating Agency Condition has been met.

Conduit Purchaser: Redwood and its assigns.

Conduit Purchaser Secured Parties: The Collateral Agent, the CP Holders, the Depositary, the Liquidity Agent, the Liquidity Lenders, the Letter of Credit Agent and the Letter of Credit Providers.

Consolidated: The consolidation of accounts in accordance with GAAP.

Contract: Any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

Contributed Receivable: As defined in Section 2.1(d) of the Sale Agreement.

Contribution Agreement: That certain Receivables Purchase and Contribution Agreement, dated as of December 10, 2001, among the Parent, the Originator, the Servicer and Holding (as the Buyer thereunder).

CP Holder: Any Person that holds record or beneficial ownership of Commercial Paper.

Credit and Collection Policies: The credit, collection, customer relations and service policies of the Originator in effect on the Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent.

Daily Default Margin: For any day on which a Termination Event has occurred and is continuing, two percent (2.0%) divided by 360.

Daily Margin: For any day, the Per Annum Daily Margin on such day divided by 360.

Daily Yield: For any day, the sum of (i) the Redwood Daily Yield for such day, and (ii) the Committed Purchaser Daily Yield for such day.

Daily Yield Rate: The Redwood Daily Yield Rate or the Committed Purchaser Daily Yield Rate, as the case may be.

Dealer: Any dealer party to a Dealer Agreement.

Dealer Agreement: Any dealer agreement entered into by Redwood for the distribution of Commercial Paper.

Debt: Of any Person means, such Person's (i) obligations for borrowed money,
(ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, and (v) Capitalized Lease obligations.

Defaulted Receivable: Any Receivable (i) with respect to which any payment, or part thereof, remains unpaid for sixty-one (61) days or more from its original due date as specified in the original invoice, (ii) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.1(c) or 9.1(d) of the Purchase Agreement or (iii) that otherwise is determined to be uncollectible and is written off in accordance with the Credit and Collection Policies.

Default Ratio: As of any date of determination, the ratio (expressed as a percentage) of:

                  (i) the sum of, without duplication, (A) the average of the respective Outstanding Balances of all Transferred Receivables which constituted Defaulted Receivables as of the last day of each of the three (3) Settlement Periods immediately preceding such date, plus (B) the aggregate Outstanding Balance of Transferred Receivables that were written off as uncollectible during such three Settlement Periods.

         to

                  (ii) the average of the respective Outstanding Balances of all Transferred Receivables as of the last day of each of the three (3) Settlement Periods immediately preceding such date.

Delinquency Ratio: As of any date of determination, the ratio (expressed as a percentage) of:

                  (i) the average of the respective Outstanding Balances of all Transferred Receivables which remain unpaid for more than 30 days but less than 61 days from their respective due dates as specified in the original invoice as of the last day of each of the three (3) Settlement Periods immediately preceding such date to

                  (ii) the average of the Outstanding Balances of all Transferred Receivables as of the last day of each of the three (3) Settlement Periods immediately preceding such date.

Depositary: Bankers Trust Company, or any other Person designated as the successor Depositary pursuant to and in accordance with the terms of the Depositary Agreement, in its capacity as issuing and paying agent or trustee in connection with the issuance of Commercial Paper.

Depositary Agreement: That certain Depositary Agreement dated March 15, 1994, by and between Redwood and the Depositary and consented to by the Liquidity Agent.

Dilution Factors: With respect to any Receivable, any net credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), warehouse and other allowances, disputes, setoffs, chargebacks, defective returns, other returned or repossessed goods, inventory transfers, allowances for early payments and other similar allowances that are reflected on the books of the Originator and made or coordinated with the usual practices of the Originator; provided, that any allowances or adjustments in accordance with the Credit and Collection Policies made on account of the insolvency of the Obligor thereunder or such Obligor's inability to pay shall not constitute a Dilution Factor.

Dilution Ratio: As of any date of determination, the ratio (expressed as a percentage) of:

                  (i) the aggregate Dilution Factors applicable to Transferred Receivables during the Settlement Period immediately preceding such date to

                  (ii) the aggregate Billed Amount of all Transferred Receivables originated during the second (2nd) Settlement Period immediately preceding such date.

Dilution Reserve Ratio: As of any date of determination, the greater of (i) the Dilution Reserve Ratio Floor and (ii) the ratio (expressed as a percentage) calculated in accordance with the following formula:

                  [(ADR x 2.00) + [(HDR - ADR) x  HDR]]  x  DILHOR
                                                  ---       ------
                                                  ADR       NRPB
                  where:

                  ADR = the average of the respective Dilution Ratios as of the last day of each of the twelve (12) Settlement Periods immediately preceding such date.

                  HDR = the highest Dilution Ratio during each of the twelve (12) Settlement Periods immediately preceding such date.

                  DILHOR = the aggregate Billed Amount of Transferred Receivables originated during the Settlement Period immediately preceding such date.

                  NRPB = the Outstanding Balance of Transferred Receivables as of the last day of the Settlement Period immediately preceding such date.


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

Dilution Reserve Ratio Floor: 7.5%.

Dilution Trigger Ratio: As of any date of determination, the ratio (expressed as a percentage) of:

                  (i) the aggregate Dilution Factors applicable to Transferred Receivables during the first, second and third Settlement Periods immediately preceding such date to

                  (ii) the aggregate Billed Amount of all Transferred Receivables originated during the first, second and third Settlement Periods immediately preceding such date.

Discount Reserve: At any time, the product of (i) 1.5, (ii) the Index Rate plus 2.00%, (iii) Capital Investment and (iv) a fraction, the numerator of which is the higher of (A) 30 and (B) the most recently reported Receivables Collection Turnover multiplied by 2, and the denominator of which is 360.

Dollars or $: Lawful currency of the United States of America.

Dynamic Purchase Discount Rate: As of any date of determination, the rate (expressed as a percentage) equal to (i) 100% minus (ii) the sum of (A) the Loss Reserve Ratio plus (B) the Dilution Reserve Ratio, plus (iii) the Available LOC Percentage.

Election Notice: As defined in Section 2.1(d) of the Sale Agreement.

Eligible Accrual: Any Transferred Receivable that satisfies all of the requirements of the definition of Eligible Receivable, except for the requirement set forth in clause (xiii)(B) of such definition; provided, however, if after the last day of the billing cycle in which such Transferred Receivable arises such Transferred Receivable that is otherwise an Eligible Receivable but does not satisfy the requirement set forth in such clause (xiii)(B) such Transferred Receivable shall not be an Eligible Accrual.

Eligible Accrual Amount: On any day the product of (a) the aggregate Outstanding Balance of all Eligible Accruals on such day and (b) the Purchase Discount Rate on such day minus 10%.

Eligible Obligor: Any obligor who is (i) an Included Obligor, (ii) making payments on its Transferred Receivables to a Lockbox pursuant to a Lockbox Account Agreement and (iii) approved by the Administrative Agent (in its sole discretion) either (x) on or prior to the Closing Date or (y) if such obligor is added or removed as an Included Obligor after the Closing Date at the time of such addition or removal.

Eligible Receivable: As of any date of determination, a Transferred Receivable:

                  (i) that is not a liability of an Excluded Obligor;

                  (ii) that is not a liability of an Obligor (A) organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia and Puerto Rico but otherwise excluding its territories and possessions)or (B) having its principal place of business outside of the United States of America (including the District of Columbia and Puerto Rico but otherwise excluding its territories and possessions);

                  (iii) that is only denominated and payable in Dollars in the United States of America;

                  (iv) that is owned by the Seller and is not and will not be subject to any right of rescission, claims, set-off, recoupment, counterclaim, security interests or other encumbrances, and is not and will not be subject to any defense or offset, whether arising out of transactions concerning the Contract therefore or otherwise, including without limitation, a Receivable from an Obligor who owes payments on account of Transferred Receivables and other accounts payables to the Seller, Holding, any member of the Parent Group or any of their respective Affiliates except to the extent that (A) such Eligible Receivable exceeds the offset claim, (B) the Obligor of such Receivable has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset or (C) the Administrative Agent gives the Seller written notice that it has determined, in its sole discretion, that appropriate reserves have already been established with respect to such Transferred Receivable;

                  (v) that is not a Defaulted Receivable or an Unapproved Receivable;

                  (vi) that does not represent "billed but not yet shipped" goods or merchandise, unperformed services, consigned goods or "sale or return" goods and does not arise from a transaction for which any additional performance by the Originator, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments on such Receivable;

                  (vii) as to which the representations and warranties of Sections 4.1(v)(ii)-(iv) of the Contribution Agreement and Sections 4.1(s)(i), (iii) and (iv) of the Sale Agreement are true and correct in all respects as of the Originator Transfer Date or Transfer Date, respectively therefor;

                  (viii) that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator or the property of the Originator;

                  (ix) that is a true, correct and bona fide indebtedness for merchandise sold to or services rendered and accepted by the Obligor thereunder;

                  (x) that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

                  (xi) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

                  (xii) that is entitled to be paid pursuant to the terms of the Contract therefor, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified, and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, or modification by the Originator (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policy);

                  (xiii) that arises pursuant to a Contract and (A) with respect to which the Originator has fulfilled all of its obligations under such Contract and (B) has been billed or for which all reports or other documentation necessary for payment thereof under such Contract has been submitted to the related Obligor;

                  (xiv) the stated term of which, if any, is not greater than thirty (30) days after its Billing Date;

                  (xv) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that could have a material adverse effect on the collectibility, value or payment terms of such Receivable;

                  (xvi) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (A) asserting the invalidity of such Receivable or the Contract therefor,
         (B) asserting the bankruptcy or insolvency of the Obligor thereunder,
         (C) seeking payment of such Receivable or payment and performance of such Contract or (D) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such Contract;

                  (xvii) with respect to which the Obligor thereunder is not:
         (A) bankrupt or insolvent, (C) unable to make payment of its obligations when due, (C) a debtor in a voluntary or involuntary bankruptcy proceeding, or (D) the subject of a comparable receivership or insolvency proceeding;

                  (xviii) that is an "account" within the meaning of the UCC of each of the jurisdictions of formation of the Originator and the Seller;

                  (xix) that is payable solely and directly to the Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to the Collection Account or otherwise as directed pursuant to Article VI of the Purchase Agreement;

                  (xx) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

                  (xxi) that is created through the provision of merchandise, goods or services by the Originator in the ordinary course of its business in a current transaction;

                  (xxii) that complies with such other criteria and requirements as the Administrative Agent may from time to time, in its good faith credit judgment and based on information regarding the Originator, the Seller or the Transferred Receivables acquired by the Administrative Agent in connection with the transactions contemplated by the Related Documents, specify to the Seller or the Originator upon thirty (30) days' prior written notice or, if so required by any Rating Agency, upon such notice as may be specified by such Rating Agency; provided, that during the period between the provision of such notice and the effectiveness of such new or modified criteria, the Originator shall have an opportunity to discuss the appropriateness of such new or modified criteria with the Administrative Agent;

                  (xxiii) that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a "cash on delivery" basis;

                  (xxiv) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

                  (xxv) that is not subject to any Lien, right, claim, security interest or other interest of any other Person, other than Liens in favor of the Administrative Agent and the Purchasers;

                  (xxvi) that is not a Vendor Rebate Receivable;

                  (xxvii) that is not represented or evidenced by chattel paper or a note or other negotiable instrument;

                  (xxviii) that represents the balance owed of a Receivable with respect to which the Obligor thereon has previously made a partial payment, or on which a check, draft or other item of payment was returned unpaid or otherwise returned.

                  (xxix) that has been transferred to Holding in accordance with the Contribution Agreement;

                  (xxx) that has been transferred to the Seller in accordance with the Sale Agreement; and

                  (xxxi) the Obligor of which is an Eligible Obligor.

ERISA: The Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

ERISA Affiliate: With respect to the Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

ERISA Event: With respect to the Originator or any ERISA Affiliate, (i) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan;
(ii) the withdrawal of the Originator or

ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of the Originator or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure by the Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(vii) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA;
(viii) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (ix) the loss of a Qualified Plan's qualification or tax exempt status.

ESOP: A Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

Excluded Obligor: Any Obligor (i) that is an Affiliate of the Originator or the Seller, (ii) that is a Governmental Authority (subject to such exceptions as may be granted in writing by the Administrative Agent in its good faith credit judgment; provided the Rating Agency Condition has been met), or (iii) with respect to which 50% or more of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Defaulted Receivables.

Excluded Receivables: All Receivables, the obligor of which is not an Included Obligor.

Facility Termination Date: The earliest of (i) the date so designated or deemed designated pursuant to the final clause of Section 9.1 of the Purchase Agreement, (ii) ninety (90) days prior to the Final Purchase Date, (iii) ninety
(90) days prior to the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchaser delivered pursuant to and in accordance with Section 2.2(b) of the Purchase Agreement and (iv) the occurrence of the Committed Purchaser Expiry Date.

Federal Funds Rate: For any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

Federal Reserve Board: The Board of Governors of the Federal Reserve System.

Fee Letter: That certain letter agreement dated August 31, 2001, between the Parent, the Administrative Agent, the Committed Purchaser and the Conduit Purchaser.

Final Purchase Date: December 10, 2006.

Formation Jurisdiction: With respect to any Person that is not an individual, the jurisdiction in which such Person has been formed or organized.

GAAP: Generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex X.

GE Capital: General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

General Trial Balance: With respect to the Originator and as of any date of determination, the Originator's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Seller and the Purchasers.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Holding: AFC Receivables Holding Corporation, a Delaware corporation.

Incipient Servicer Termination Event: Any event that, with the passage of time or notice or both, would, unless cured or waived, become a Servicer Termination Event.

Incipient Termination Event: Any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

Included Obligor: Any Obligor from time to time listed on the Included Obligor Schedule.

Included Obligor Schedule: The schedule which lists each Obligor that shall be an Included Obligor, which is attached as Schedule I to the Purchase Agreement.

Indemnified Amounts: With respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

Indemnified Person: As defined in Section 12.1(a) of the Purchase Agreement.

Indemnified Taxes: As defined in Section 2.8(b) of the Purchase Agreement.

Index Rate: For any day, a floating rate equal to the higher of (i) the Prime Rate and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Purchase Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Intercompany Loan: As defined in Section 9.1 of the Sale Agreement.

Intercompany Loan Limit: As defined in Section 9.1 of the Sale Agreement.

Intercompany Note: As defined in Section 9.2(a) of the Sale Agreement.

Intercreditor Agreement: That certain Intercreditor Agreement, dated as of December 10, 2001, by and among the Administrative Agent, the Seller, the Receivables Seller, the Originator, the Servicer, AdvancePCS Puerto Rico, Inc. and the Senior Credit Facility Collateral Agent.

Interest Payment Date: The last Business Day of each calendar month.

Investment Base: As of any date of determination, the amount equal to the sum of
(i) the Outstanding Balance of Eligible Receivables minus (ii) the Reserves, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Purchaser or the Administrative Agent based on Seller Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

Investment Base Certificate: As defined in Section 2.3(a) of the Purchase Agreement.

Investment Company Act: The provisions of the Investment Company Act of 1940, 15 U.S.C. Sections 80a et seq., and any regulations promulgated thereunder.

Investment Reports: The reports with respect to the Transferred Receivables and the Seller Collateral referred to in Annex 5.2(b) to the Purchase Agreement.

Investments: With respect to any Seller Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

Investor Portion: With respect to any specified amount, the product of (x) the Purchaser Interest and (y) such specified amount.

IRC: The Internal Revenue Code of 1986 and any regulations promulgated thereunder.

IRS: The Internal Revenue Service.

LAPA: That certain Liquidity Loan and Asset Purchase Agreement dated as of December 10 2001, among Redwood and GE Capital, in its capacities as (i) the administrative agent for the Conduit Purchaser and the Committed Purchaser, (ii) the Collateral Agent and Operating Agent for Redwood, (iii) the initial Liquidity Lender, (iv) the Liquidity Agent, and (v) the Committed Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

Letter of Credit: That certain letter of credit, issued by the Letter of Credit Providers at the request of Redwood in favor of the Collateral Agent pursuant to the Letter of Credit Agreement.

Letter of Credit Agent: GE Capital, in its capacity as agent for the Letter of Credit Providers under the Letter of Credit Agreement.

Letter of Credit Agreement: That certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of March 7, 2000, among Redwood, the Letter of Credit Agent, the Letter of Credit Providers and the Collateral Agent

Letter of Credit Providers: Initially, GE Capital, in its capacity as issuer of the Letter of Credit under the Letter of Credit Agreement, and thereafter its successors and permitted assigns in such capacity.

LIBOR Business Day: A Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

LIBOR Rate: For each Settlement Period, a rate of interest determined by the Administrative Agent equal to:

                  (i) the offered rate for deposits in United States Dollars for a term of one month which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each Settlement Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

                  (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Settlement Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board which are required to be maintained by a member bank of the Federal Reserve System;

provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Committed Purchaser to agree to make or to make or to continue to fund or maintain any Purchases or Capital Investment at the LIBOR Rate, then, unless that Lender is able to make or to continue to fund or to maintain such Purchases or Capital Investment at another branch or office of the Committed Purchaser without, in the Committed Purchaser's opinion, adversely affecting it or its Capital Investment or the income obtained therefrom, the LIBOR Rate shall in all such cases be equal to the Index Rate.

         If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Seller.

Lien: Any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

Liquidity Agent: GE Capital, in its capacity as agent for the Liquidity Lenders pursuant to the LAPA.

Liquidity Lenders: Collectively, GE Capital and any other provider of Liquidity Loans under the LAPA.

Liquidity Loans: Any and all borrowings by Redwood under the LAPA.

Litigation: With respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

Lockbox: As defined in Section 6.1(a)(ii) of the Purchase Agreement.

Lockbox Account: Any segregated deposit account established by the Seller for the deposit of Collections pursuant to and in accordance with Section 6.1(a) of the Purchase Agreement.

Lockbox Account Agreement: Any agreement among the Originator, the Seller, GE Capital, as Administrative Agent, and a Lockbox Account Bank with respect to a Lockbox and Lockbox Account that provides, among other things, that (i) all items of payment deposited in such Lockbox and Lockbox Account are held by such Lockbox Account Bank as custodian for GE Capital, as Administrative Agent, (ii) such Lockbox Account Bank has no rights of setoff or recoupment or any other claim against such Lockbox Account other than for payment of its service fees and other charges directly related to the administration of such Lockbox Account and for returned checks or other items of payment and (iii) such Lockbox Account Bank agrees to forward all Collections received in such Lockbox Account to the Collection Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

Lockbox Account Bank: Any bank or other financial institution at which one or more Lockbox Accounts are maintained.

Loss Reserve Ratio: As of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

                  2 x ARR x  DEFHOR
                             ------
                              NRPB

                  where:

                  ARR = the highest Three Month Aged Receivables Ratio during each of the twelve (12) Settlement Periods immediately preceding such date.

                  DEFHOR = the aggregate Billed Amount of Transferred Receivables originated during each of the three (3) Settlement Periods immediately preceding such date.

                  NRPB = the Outstanding Balance of Transferred Receivables as of the last day of the Settlement Period immediately preceding such date.

Margin: For any day, the product of (i) the Capital Investment and (ii) the sum of the Daily Margin plus Daily Default Margin, if any, for such day.

Material Adverse Effect: A material adverse effect on (i) the business, assets, liabilities, operations, prospects or financial or other condition of (A) the Parent and its Subsidiaries taken as a whole, (B) the Seller or Holding or (C) the Servicer and its Subsidiaries considered as a whole, (ii) the ability of the Originator, the Seller, Holding or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof,
(iii) the validity or enforceability of any Related Document or the rights and remedies of the Seller, the Purchasers, the Administrative Agent or the Collateral Agent under any Related Document, (iv) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (v) the Transferred Receivables, the Contracts therefor, the Originator Collateral, the Seller Collateral or the ownership interests or Liens of the Seller or the Purchasers or the Administrative Agent thereon or the priority of such interests or Liens.

Maximum Purchase Limit: $150,000,000, as such amount may be reduced in accordance with Section 2.2(a) of the Purchase Agreement.

Monthly Report: As defined in paragraph (a) of Annex 5.2(a) to the Purchase Agreement.

Moody's: Moody's Investors Service, Inc. or any successor thereto.

Multiemployer Plan: A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which the Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

Net Worth Percentage: A fraction (expressed as a percentage) (i) the numerator of which equals the excess of assets over liabilities, in each case determined in accordance with GAAP consistently applied; provided, that with respect to Holding, the Subordinated Note issued to Holding by AFC and the Parent Note and the Intercompany Note issued to Holding by the Parent shall not be included as assets in its calculation of assets for purposes hereof; and provided, further, however that the Subordinated Originator Note issued by Holding and the Subordinated Note issued by AFC shall be included as liabilities of each of Holding and AFC, respectively, and (ii) the denominator of which equals (A) with respect to Holding, the Outstanding Balance of Receivables (other than Transferred Receivables), and (B) with respect to AFC, the Outstanding Balance of Transferred Receivables.

Non-Transferred Receivables Servicing Fee: For any day, the amount equal to (i) the product of (A) the Non-Transferred Receivables Servicing Fee Rate (or at any time that ADVP Management L.P. or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Servicer and Holding on an arms length basis based on then prevailing market terms for provision of similar services) and (B) the aggregate Outstanding Balance of all Receivables that do not constitute Transferred Receivables as of such day divided by (ii) 360.

Non-Transferred Receivables Servicing Fee Rate: 1.00%

Notice of Election: As defined in Section 2.1(d) of the Contribution Agreement.

Obligor: With respect to any Receivable, the Person primarily obligated to make payments in respect thereof; provided that no Affiliate of the Parent may be an Obligor.

Officer's Certificate: With respect to any Person, a certificate signed by an Authorized Officer of such Person.

Operating Agent: GE Capital, in its capacity as operating agent for the Conduit Purchaser under the Administrative Services Agreement.

Originator: AdvancePCS Health L.P., a Delaware limited partnership.

Originator Collateral: As defined in Section 7.1 of the Contribution Agreement.

Originator Contributed Receivable: As defined in Section 2.1(d) of the Contribution Agreement.

Originator Rejected Amount: As defined in Section 4.4 of the Contribution Agreement.

Originator Sale: A sale of Originator Sold Receivables by the Originator to Holding in accordance with the terms of the Contribution Agreement.

Originator Sale Price: With respect to any Originator Sale of Originator Sold Receivables, the price calculated by the Originator, subject to the prior approval of the Administrative Agent based on the prevailing market rates and conditions and the following:

                  (i) the Outstanding Balance of such Originator Sold Receivables, minus

                  (ii) the expected costs to be incurred by Holding in financing the purchase of such Originator Sold Receivables until the Outstanding Balance of such Originator Sold Receivables, as applicable, is paid in full, minus

                  (iii) the portion of such Originator Sold Receivables that are reasonably expected by such Originator to become Defaulted Receivables pursuant to clause (ii) of the definition thereof, minus

                  (iv) the portion of such Originator Sold Receivables that are reasonably expected by such Originator to be reduced by means other than the receipt of Collections thereon or pursuant to clause (iii) above, minus

                  (v) the amounts necessary to pay for the servicing, administration and collection of such Originator Sold Receivables calculated assuming that the Servicing Fee Rate is the actual cost of such servicing, administration and collection;

provided, that such calculations shall be determined based on (A) the historical experience of such Originator, with respect to the calculations required in each of clauses (iii) and (iv) above, and (B) with respect to the calculation required in clause (ii) and above, assuming such costs as of the initial Originator Transfer Date for claims processing Receivables are no more than LIBOR plus 4% and LIBOR plus 5% for any other Receivables as of such date.

Originator Sold Receivable: As defined in Section 2.1(b) of the Contribution Agreement.

Originator Transfer: Any sale or capital contribution of Receivables by Originator to Holding pursuant to the terms of the Contribution Agreement.

Originator Transfer Date: As defined in Section 2.1(a) of the Contribution Agreement.

Other Funding Agreements: Any agreements entered into from time to time by the Purchaser for the purchase or financing of receivables.

Outstanding Balance: With respect to any Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to
(i) the Billed Amount thereof (or, in the case of an Eligible Accrual, the amount that the Obligor thereunder is then obligated to pay with respect to such Eligible Accrual under the terms of the related Contract), minus (ii) all Collections received to such date from the Obligor thereunder, minus (iii) all discounts to or any other modifications that reduce such Billed Amount; provided, that (A) if the Servicer (or if the Servicer is not available or refuses to make such determination, then the Administrative Agent) makes a determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero and (B) the Outstanding Balance of any Receivable shall exclude any finance charges, interest or late fees.

Parent: AdvancePCS, a Delaware corporation.

Parent Guaranty: The Parent Guaranty dated as of December 10, 2001 executed by the Parent in favor of the Seller, the Receivables Seller, the Originator and the Servicer.

Parent Group: The Parent, the Originator, the Servicer and the Parent's other Subsidiaries (other than the Seller and Holding).

Parent Loan: As defined in Section 6.1 of the Sale Agreement.

Parent Note: As defined in Section 6.2 of the Sale Agreement.

PBGC: The Pension Benefit Guaranty Corporation.

Pension Plan: A Plan described in Section 3(2) of ERISA.

Per Annum Daily Margin: (i) 0.65% with respect to the Conduit Purchaser's Capital Investment and (ii) the then prevailing "Applicable Margin" (as defined in the Senior Credit Facility) with respect to the Committed Purchaser's Capital Investment.

Permitted Encumbrances: The following encumbrances: (i) Liens for taxes or assessments or other governmental charges not yet due and payable; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation;
(iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Originator, the Seller, Holding or the Servicer is a party as lessee made in the ordinary course of business; (iv) deposits securing statutory obligations of the Originator, the Seller or the Servicer; (v) inchoate and unperfected workers', mechanics', suppliers', landlords' or similar Liens arising in the ordinary course of business; (vi)carriers', warehousemen's or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $500,000 at any one time; (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Originator, the Seller, Holding or the Servicer is a party; (viii) any attachment or judgment Lien not constituting a Termination Event under Section 9.1(f) of the Purchase Agreement; (ix) Liens existing on the Closing Date and listed on Schedule 4.3(b) of the Contribution Agreement or Schedule 5.3(b) of the Purchase Agreement; and (x) presently existing or hereinafter created Liens in favor of the Buyer, the Seller, the Purchasers, the Administrative Agent or the Collateral Agent.

Permitted Investments: Any of the following:

                  (i) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

                  (ii) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

                  (iii) federal funds, certificates of deposit, time deposits and bankers' acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers' acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

                  (iv) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

                  (v) securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody's; and

                  (vi) such other investments with respect to which each Rating Agency shall have confirmed in writing to the Purchaser and Collateral Agent that such investments shall not result in a withdrawal or reduction of the then current rating by such Rating Agency of the Commercial Paper.

Person: Any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

Plan: At any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that the Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Originator or ERISA Affiliate.

Prime Rate: A rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent).

Private Network Reserve: A reserve in an amount equal to the aggregate amount as of any date of determination of Eligible Receivables where the Obligor thereon is a third-party healthcare plan administered by the Originator.

Products: Pharmaceutical products and other related products.

Program Documents: The Letter of Credit Agreement, the LAPA, the Collateral Agent Agreement, the Depositary Agreement, the Commercial Paper, the Administrative Services Agreement, each Accession Agreement and the Dealer Agreements.

Projections: The Originator's forecasted consolidated: (i) balance sheets; (ii) profit and loss statements; (iii) cash flow statements; and (iv) capitalization statements consistent with the historical financial statements of the Originator, together with appropriate supporting details and a statement of underlying assumptions.

Purchase: As defined in Section 2.1of the Purchase Agreement.

Purchase Agreement: That certain Receivables Purchase and Servicing Agreement dated as of December 10, 2001, among the Seller, the Conduit Purchaser, the Committed Purchaser, the Servicer and the Administrative Agent.

Purchase Assignment: That certain Purchase Assignment dated as of the Closing Date by and between the Seller and the Applicable Purchaser in the form attached as Exhibit 2.4(a) to the Purchase Agreement.

Purchase Date: Each day on which a Purchase is made.

Purchase Discount Rate: As of any date of determination, a rate equal to the lesser of (i) the Dynamic Purchase Discount Rate and (ii) the Purchase Discount Rate Cap.

Purchase Discount Rate Cap:  A rate equal to eighty-five percent (85%).

Purchase Excess: As of any date of determination, the extent to which the Capital Investment exceeds the Availability, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Applicable Purchaser or the Administrative Agent based on Seller Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

Purchaser Interest: The undivided percentage ownership interest of the Purchasers in the Transferred Receivables which are purchased under the Purchase Agreement. The Purchaser Interest of the Purchasers shall be expressed as a fraction of the total Transferred Receivables computed as follows:

         PI       =          C + DR
                            ---------
                            (IB x PDR) + EAA

where:

               PI            =     the Purchaser Interest at the time of
                                   determination;
               C             =     the aggregate Capital Investment at such
                                   time;
               DR            =     the Discount Reserve;
               IB            =     the Investment Base at such time;
               PDR           =     the Purchase Discount Rate at such time; and
               EAA           +     the Eligible Accrual Amount

The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date; from and after the Facility Termination Date, the Purchaser Interest of the Purchasers shall be 100% until the Termination Date, at which time the Purchaser Interest shall equal zero.

Purchasers: The Conduit Purchaser and the Committed Purchaser

Qualified Plan: A Pension Plan that is intended to be tax-qualified under
Section 401(a) of the IRC.

Rating Agency: Moody's or S&P.

Rating Agency Condition: With respect to any action, that each Rating Agency has notified the Conduit Purchaser and the Administrative Agent in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Commercial Paper.

Ratios: Collectively, the Default Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio, the Loss Reserve Ratio, the Receivables Collection Turnover and the Three Month Aged Receivables Ratio.

Receivable: With respect to any Obligor:

                  (i) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto (whether billed or unbilled);

                  (ii) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

                  (iii) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

                  (iv) all Collections with respect to any of the foregoing; and

                  (v) all Records with respect to any of the foregoing;

provided that the term "Receivable" as used herein and in the other Related Documents shall include only those Vendor Rebate Receivables that have been recognized as a receivable for GAAP and federal income tax purposes.

Receivables Assignment: As defined in Section 2.1(a) of the Contribution Agreement.

Receivables Collection Turnover: As of any date of determination, the amount (expressed in days) equal to:

                  (i) a fraction, (A) the numerator of which is equal to the average of the Outstanding Balances of Transferred Receivables on the first day of each of the twelve (12) Settlement Periods immediately preceding such date and (B) the denominator of which is equal to the aggregate Collections received during such twelve (12) Settlement Periods with respect to all Transferred Receivables, multiplied by

                  (ii) the number of days contained in such twelve (12) Settlement Periods.

Receivables Collateral: As defined in Section 7.1 of the Sale Agreement.

Receivables Purchaser: The Seller in its capacity as Receivables Purchaser under the Sale Agreement.

Receivables Seller: Holding, in its capacity as seller under the Sale Agreement.

Records: All Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Originator, the Servicer or the Seller with respect to the Receivables and the Obligors thereunder, the Originator Collateral, the Receivables Collateral and the Seller Collateral and shall include without, limitation, all Records as defined in the applicable UCC.

Redwood: Redwood Receivables Corporation, a Delaware corporation.

Redwood Daily Yield: For any day, the product of (i) the Redwood Daily Yield Rate for such day, multiplied by (ii) Redwood's Capital Investment outstanding on such day.

Redwood Daily Yield Rate: On any day, a floating per annum rate equal to the sum of (i) the Daily Margin on such day, plus (ii) if a Termination Event has occurred and is continuing, the Daily Default Margin, plus (iii) (A) to the extent the Conduit Purchaser's Purchases hereunder are being funded by the sale of Commercial Paper, (1) the per annum rate equivalent to the weighted average of the rates paid or payable by the Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of Commercial Paper that is allocated, in whole or in part, to fund or maintain the Conduit Purchaser's Capital Investment during the relevant Settlement Period, which rates shall reflect and give effect to Dealer fees, commissions of placement agents and other issuance costs in respect of such Commercial Paper, divided by (2) 360 days; provided, however, that if any component of such rate is a discount rate the rate used shall be the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (B) to the extent the Conduit Purchaser's Purchases hereunder are not being financed by the sale of Commercial Paper, the daily rate to the Conduit Purchaser of borrowing such funds under the LAPA.

Redwood Termination Date: The date elected by Redwood or the Collateral Agent, by notice to the Seller and the Administrative Agent as the Redwood Termination Date; provided, that on such date, one or more of the following events shall have occurred and be continuing: (i) a Seller LOC Draw; (ii) the obligations of the Liquidity Lenders to make Liquidity Loans shall have terminated and such Liquidity Lenders shall not have otherwise been replaced; (iii) an event of default under the Collateral Agent Agreement or any other Program Document shall have occurred; (iv) the short term debt rating of a Liquidity Lender shall have been downgraded by a Rating Agency and such Liquidity Lender shall not have been replaced in accordance with the terms of the LAPA within thirty (30) days thereafter, or (v) Redwood or the Collateral Agent shall have determined that the funding of Transferred Receivables under the Purchase Agreement is impracticable for any reason whatsoever, including as a result of (A) a drop in or withdrawal of any of the ratings assigned to the Commercial Paper by any Rating Agency, (B) the imposition of Additional Amounts, (C) restrictions on the amount of Transferred Receivables Redwood may finance or (D) the inability of Redwood to issue Commercial Paper. Notwithstanding the foregoing, the Redwood Termination Date shall be deemed to have automatically occurred, without the giving of any notice or the taking of any other action, immediately upon the occurrence of any event described in clause (iii) above in this definition.

Redwood Transfer Date: The date on which Redwood transfers to the Liquidity Lenders pursuant to Section 3.1 of the LAPA all of the Redwood Interest (as defined in the LAPA).

Regulatory Change: Any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

Reinvestment Purchase: As defined in Section 2.1 of the Purchase Agreement.

Rejected Amount: As defined in Section 4.4 of the Sale Agreement.

Related Documents: Each Lockbox Account Agreement, the Contribution Agreement, the Sale Agreement, the Purchase Agreement, the Parent Guaranty, each Receivables Assignment, the Purchase Assignment, the Parent Note, the Intercompany Note, the Intercreditor Agreement, the Subordinated Originator Note, the Subordinated Note and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Contribution Agreement, the Sale Agreement, the Purchase Agreement or the transactions contemplated thereby. Any reference in the Contribution Agreement, Sale Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

Repayment Notice: As defined in Section 2.3(c) of the Purchase Agreement.

Reportable Event: Any of the events set forth in Section 4043(b) of ERISA.

Reserves: The sum of the aggregate (i) Concentration Discount Amount for all Obligors of Transferred Receivables, (ii) the Client Rebate Reserve, (iii) the Private Network Reserve, (iv) the Unapplied Cash Reserve and (v) upon thirty
(30) days' prior written notice to the Originator, such other reserves as the Administrative Agent may establish from time to time in its good faith credit judgment; provided, that during the period between the provision of such notice and the establishment of such other reserve, the Originator shall have an opportunity to discuss the appropriateness of such new or modified criteria with the Administrative Agent.

Retained Monthly Yield: As of any date of determination within or with respect to a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to Daily Yield from and including the first day of such Settlement Period through and including such date pursuant to Sections 6.3(a)(ii)(A) and (B) of the Purchase Agreement.

Retained Servicing Fee: As of any date of determination within or with respect to a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Servicing Fee from and including the first day of such Settlement Period through and including such date pursuant to Sections 6.3(a)(ii)(C) and (D) of the Purchase Agreement.

Retained Unused Facility Fee: As of any date of determination within or with respect to a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Unused Facility Fee from and including the first day of such Settlement Period through and including such date in accordance with Sections 6.3(a)(ii)(E) and (F) of the Purchase Agreement.

Retention Account: That certain segregated deposit account established by the Administrative Agent and maintained with the Depositary for the benefit of Redwood and designated by the Administrative Agent to the Seller in a written notice delivered on or after the Closing Date.

Retention Account Deficiency: As of any Settlement Date or Business Day (as applicable), the amount, if any, by which the amounts necessary to make the payments required under

Sections 6.4(a)(i), (ii) and (iii) of the Purchase Agreement exceeds (a) prior to the earlier of the occurrence of the Redwood Transfer Date or a Committed Purchaser Funding Event, the amounts on deposit in the Retention Account and (b) from and after the earlier of the occurrence of the Redwood Transfer Date or a Committed Purchaser Funding Event, the amounts transferred on such date to the Administrative Agent pursuant to Section 6.3(a) of the Purchaser Agreement.

Retiree Welfare Plan: At any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

Revolving Period: The period from and including the Closing Date through and including the day immediately preceding the Facility Termination Date.

S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

Sale: A sale of Sold Receivables by Holding to AFC in accordance with the terms of the Sale Agreement.

Sale Agreement: that certain Receivables Sale and Contribution Agreement, dated as of December 10, 2001, among Holding (as the Receivables Seller thereunder), AFC (as the Receivables Purchaser thereunder) and the Servicer.

Sale Price: With respect to any Sale of Sold Receivables, the price calculated by Receivables Seller, subject to the prior approval of the Administrative Agent based on the prevailing market rates and conditions and the following:

                  (i) the Outstanding Balance of such Sold Receivables, minus

                  (ii) the expected costs to be incurred by the Receivables Purchaser in financing the purchase of such Sold Receivables until the Outstanding Balance of such Sold Receivables, as applicable, is paid in full, minus

                  (iii) the portion of such Sold Receivables that are reasonably expected by the Receivables Seller to become Defaulted Receivables pursuant to clause (ii) of the definition of Defaulted Receivables, minus

                  (iv) the portion of such Sold Receivables that are reasonably expected by the Receivables Seller to be reduced by means other than the receipt of Collections thereon or pursuant to clause (iii) above, minus

                  (v) the servicing, administration and collection of such Sold Receivables calculated assuming that the Servicing Fee Rate is the actual cost of such servicing, administration and collection;

provided, that such calculations shall be determined based on (A) the historical experience of the Originator, with respect to the calculations required in each of clauses (iii) and (iv) above, and

(B) with respect to the calculations required in clause (ii) above, assuming such costs as of the initial Transfer Date are no more than LIBOR plus 4%.

Schedule of Documents: The schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Contribution Agreement, the Sale Agreement, the Purchase Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Purchase Agreement, the Sale Agreement and the Contribution Agreement.

Securities Act: The provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

Securities Exchange Act: The provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

Seller: Advance Funding Corporation, a Delaware corporation, in its capacity as seller under the Purchase Agreement.

Seller Account: A deposit account maintained in the name of the Seller at a commercial bank in the United States of America, as designated by the Seller from time to time.

Seller Account Collateral: As defined in Section 8.1(c) of the Purchase
Agreement.

Seller Assigned Agreements: As defined in Section 8.1(b) of the Purchase Agreement.

Seller Collateral:  As defined in Section 8.1 of the Purchase Agreement.

Seller LOC Draws: Any payments made to the Purchaser in connection with the Letter of Credit and allocated to the Seller.

Seller Secured Obligations: All loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Seller to any Affected Party under the Purchase Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including Capital Investment, Daily Yield, Yield Shortfall, Unused Facility Fees, Unused Facility Fee Shortfall, Margin, amounts in reduction of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Seller in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys' fees and any other sum chargeable to the Seller thereunder, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Purchaser or the

Administrative Agent or any transferee of the Purchaser or the Administrative Agent as a preference, fraudulent transfer or otherwise.

Seller's Share: The ratio of (i) the Maximum Purchase Limit under the Purchase Agreement to (ii) the aggregate maximum purchase limits or commitments under the Purchase Agreement and all Other Funding Agreements.

Senior Credit Facility: That certain Credit Agreement dated as of October 2, 2000, among the Parent, as borrower, certain subsidiaries of Parent, as guarantors, the Senior Credit Facility Lenders, the Senior Credit Facility Collateral Agent and the other parties thereto, and the other loan documents executed in connection therewith; provided, however, any reference to the Senior Credit Facility or any section therein in the Transaction Documents shall mean, unless stated otherwise, the Senior Credit Facility as in effect on the Closing Date; provided, further that the applicability of any amendment, restatement, supplement or modification thereto or any refinancing, replacement or refunding thereof must be expressly agreed to in writing by the Purchaser and the Administrative Agent.

Senior Credit Facility Collateral Agent: Bank of America, N.A., as collateral agent for the Senior Credit Facility Lenders, and its successors and assigns in such capacity.

Senior Credit Facility Effective Date: The Effective Date (as defined in the Senior Credit Facility).

Senior Credit Facility Lenders: The lenders parties from time to time to the Senior Credit Facility.

Servicer: ADVP Management, or any other Person designated as a Successor
Servicer.

Servicer's Certificate: An Officer's Certificate substantially in the form of
Exhibit 3.1(a)(iii) to the Purchase Agreement.

Servicer Termination Event: As defined in Section 9.2 of the Purchase Agreement.

Servicer Termination Notice: Any notice by the Administrative Agent to the Servicer that (i) a Servicer Termination Event has occurred and (ii) the Servicer's appointment under the Purchase Agreement has been terminated.

Servicing Fee: For any day within a Settlement Period, the amount equal to (i) the product of (A) the Servicing Fee Rate (or at any time that ADVP Management L.P. or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Servicer and the Seller on an arms length basis based on then prevailing market terms for provision of similar services) and (B) the aggregate Outstanding Balance of all Transferred Receivables (other than Transferred Receivables that are then Defaulted Receivables) on such day divided by (ii) 360.

Servicing Fee Rate: 1.00%.

Servicing Fee Shortfall: As of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Servicing Fee exceeds the Retained Servicing Fee, in each case as of such date; provided, however, that if on any date of determination, the Servicing Fee is not required to be deposited in Retention Account pursuant to
Section 6.3(a)(ii)(C) of the Purchase Agreement, the Servicing Fee Shortfall shall be zero.

Servicing Records: All documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the Transferred Receivables, Seller Collateral and the Obligors thereunder.

Settlement Date: The fifth (5th) Business Day following the end of each Settlement Period.

Settlement Period: (i) solely for purposes of determining the Ratios, (A) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (B) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (ii) for all other purposes, (A) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (B) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (C) with respect to all other Settlement Periods, each calendar month; provided, however, that upon the occurrence of the Committed Purchaser Funding Event, such Settlement Period shall terminate on the day prior to the Committed Purchaser Funding Event, and the next Settlement Period shall be the period from and including the day of the Committed Purchaser Funding Event through and including the last day of the calendar month in which the Committed Purchaser Funding Event occurs.

Sold Receivable: As defined in Section 2.1(b) of the Sale Agreement.

Solvency Certificate: An Officer's Certificate substantially in the form of
Exhibit 3.1(a)(i) to the Purchase Agreement.

Solvent: With respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

Special Obligor: Initially, Blue Cross and Blue Shield of Tennessee and thereafter, any other Person from time to time designated as a Special Obligor by the Administrative Agent in writing; provided, however, that any Special Obligor may be removed as a Special Obligor upon two (2)

Business Days' prior written notice by the Administrative Agent to the Seller and the Servicer so long as the Rating Agency Condition has been met.

Special Obligor Concentration Limit: Initially, with respect to Blue Cross and Blue Shield of Tennessee, 7.5% and with respect to any Special Obligor, such percentage specified in writing by the Administrative Agent from time to time, any such percentage being subject to change or reduction to zero upon at least two (2) Business Days prior written notice by the Administrative Agent to the Seller and the Servicer.

Stock: With respect to any Person, shares of capital stock of, whether common or preferred, (or other ownership interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership interests in such Person (including, without limitation, partnership, member or trust interests therein and any other "equity security" as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

Stockholder: With respect to any Person, each holder of Stock of such Person.

Subordinated Loan: As defined in Section 2.1(c) of the Sale Agreement.

Subordinated Note: As defined in Section 2.1(c) of the Sale Agreement.

Subordinated Originator Loan: As defined in Section 2.1(c) of the Contribution Agreement.

Subordinated Originator Note: As defined in Section 2.1(c) of the Contribution Agreement.

Subsidiary: With respect to any Person, any corporation or other entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

Successor Servicer: As defined in Section 11.2 of the Purchase Agreement.

Successor Servicing Fees and Expenses: The fees and expenses payable to the Successor Servicer as agreed to by the Seller, the Purchasers and the Administrative Agent.

Termination Date: The date on which (i) Capital Investment has been permanently reduced to zero, (ii) all other Seller Secured Obligations under the Purchase Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (iii) the Maximum Purchase Limit has been irrevocably terminated in accordance with the provisions of Section 2.2(b) of the Purchase Agreement.

Termination Event: As defined in Section 9.1 of the Purchase Agreement.

Three Month Aged Receivables Ratio: As of any date of determination, the average of the ratios (expressed as a percentage) for each of the three (3) Settlement Periods preceding such date, of:

                  (i) the sum of (A) the respective Outstanding Balances of Transferred Receivables with respect to which any payment, or part thereof, remained unpaid for more than 60 but less than 90 days from their respective due dates as of the last day of the three Settlement Periods immediately preceding such date plus (B) the Outstanding Balance of any and all Receivables that have been written off as uncollectible less than 60 days from their respective due dates as specified in the original invoice.

         to

                  (ii) the aggregate Billed Amount of Transferred Receivables originated during the third Settlement Period immediately preceding such date.

Title IV Plan: A Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that the Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

Transfer: Any sale or capital contribution of Transferred Receivables by Holding to AFC pursuant to the terms of the Sale Agreement.

Transfer Date: As defined in Section 2.1(a) of the Sale Agreement.

Transferred Receivable: Any Sold Receivable or Contributed Receivable owing from an Included Obligor, including, without limitation, Eligible Accruals; provided, that any Transferred Receivable repurchased by the Receivables Seller pursuant to Section 4.4 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Seller; provided further that the term "Transferred Receivable" as used herein and in the other Related Documents shall not include any Vendor Rebate Receivables.

UCC: With respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

Unapplied Cash Reserve: As of any date, the positive difference if any of (i) the sum of (A) the current day's Collections which have been transferred to the Collection Account plus (B) the prior day's Collections which have been transferred to the Collection Account on such day plus (C) all other Collections which have been transferred to the Collection Account on any day other than a day referred to in (A) and (B) above that have not, as of such date of determination reduced the Outstanding Balance of Transferred Receivables reported in the most recent Investment Base Certificate, less (ii) the Eligible Accrual Amount for the day prior to the date of such Investment Base Certificate.

Unapproved Receivable: Any receivable (i) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with the Originator arises as a result of the acquisition by the Originator of another Person or
(ii) that was originated in accordance with standards established by another Person acquired by the Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

Unfunded Pension Liability: At any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (ii) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Originator or any ERISA Affiliate as a result of such transaction.

Unused Facility Fee: As defined in Section 2.7(c) of the Purchase Agreement.

Unused Facility Fee Shortfall: As of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Unused Facility Fee exceeds the Retained Unused Facility Fee, in each case as of such date.

Vendor Rebate Receivable: Any Indebtedness or other monetary obligation (whether constituting an account, chattel paper, document or general intangible) owed to the Originator by any Vendor that arise under rebate or similar provisions of contracts between the Originator and such Vendor.

Vendor: Any Person that sell Products.

Welfare Plan: A Plan described in Section 3(1) of ERISA.

Yield Shortfall: As of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Monthly Yield exceeds the Retained Monthly Yield, in each case as of such date.



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         SECTION 2. Other Terms and Rules of Construction.

         (a) Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

         (b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

         (c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

         (d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with Schedule 1 attached to this Annex X. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the third decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.


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